Exhibit 99.2
 TerraForm Global and Brookfield TransactionMarch 7, 2017

 Forward-Looking Statements  2  This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. They may include financial metrics such as estimates of expected adjusted earnings before interest, taxes, depreciation and amortization, cash available for distribution, earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangement and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements are based on the Company’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although the Company believes its respective expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, the expected timing and likelihood of completion of the Merger, including the timing, receipt and terms and conditions of any required governmental approvals of the Merger that could cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk of failure by the Bankruptcy Court to confirm the Settlement Agreement, the Voting and Support Agreement and any other agreement entered into in connection with the Merger or the other transactions contemplated by the Merger Agreement to which SunEdison or any other debtor will be a party; the risk of failure of the holders of a majority of the outstanding Shares to adopt the Merger Agreement and of the holders of a majority of the Class A Shares other than SunEdison and its affiliates and Brookfield and its affiliates to approve the Merger Agreement and the transactions contemplated by the Merger Agreement; the risk that the parties may not be able to satisfy the conditions to the Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; the Company’s relationship with SunEdison, including SunEdison’s bankruptcy filings; risks related to events of default and potential events of default arising under project-level financings and other agreements due to various factors; risks related to the Company’s failure to satisfy continued listing requirements of NASDAQ; the Company’s ability to acquire projects at attractive prices as well as to integrate the projects the Company acquires from third parties or otherwise realize the anticipated benefits from such acquisitions, including through refinancing or future sales; actions of third parties, including but not limited to the failure of SunEdison to fulfill its obligations and the actions of the Company’s bondholders and other creditors; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects the Company intends to acquire; regulatory requirements and incentives for production of renewable power; operating and financial restrictions under agreements governing indebtedness; the condition of the debt and equity capital markets and the Company’s ability to borrow additional funds and access capital markets; the impact of foreign exchange rate fluctuations; the Company’s ability to compete against traditional and renewable energy companies; hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages or other curtailment of the Company’s power plants; departure of some or all of SunEdison’s employees, particularly key employees and operations and maintenance or asset management personnel that the Company significantly relies upon; pending and future litigation; and the Company’s ability to operate the Company’s business efficiently, including to manage the transition from SunEdison information technology, technical, accounting and generation monitoring systems, to manage and complete governmental filings on a timely basis, and to manage the Company’s capital expenditures, economic, social and political risks and uncertainties inherent in international operations, including operations in emerging markets and the impact of foreign exchange rate fluctuations, the imposition of currency controls and restrictions on repatriation of earnings and cash, protectionist and other adverse public policies, including local content requirements, import/export tariffs, increased regulations or capital investment requirements, conflicting international business practices that may conflict with other customs or legal requirements to which we are subject, the inability to obtain, maintain or enforce intellectual property rights, and being subject to the jurisdiction of courts other than those of the United States, including uncertainty of judicial processes and difficulty enforcing contractual agreements or judgments in foreign legal systems or incurring additional costs to do so. Many of these factors are beyond the Company’s control. The Company disclaims any obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in the Company’s Form 10-K for the 2015 fiscal year and Forms 10-Q for the first, second and third quarters of 2016, as well as additional factors it may describe from time to time in other filings with the SEC or incorporated herein. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

 This presentation provides certain information relating to a transaction between TerraForm Global, Inc. and Brookfield Asset Management Inc.Please review this information together with the information contained in our current report on Form 8-K filed with the SEC on March 7, 2017 and the risk factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on December 21, 2016 and our Forms 10-Q for the quarters ended June 30, 2016 and September 30, 2016, filed with the SEC on January 31, 2017 and February 21, 2017, respectively.Additional Information and Where to Find ItThis communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed acquisition, Parent and the Company intend to file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TerraForm Global, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814: (240) 762-7700, or from the Company’s website, https://www.terraformglobal.com/.  Risk Factors and Additional Information  3

 Agenda  Strategic Review ProcessTransaction DetailsRationale for Transaction Approval  1  2  3  4

 Strategic Review Process  5

 Evaluation of Stand-Alone Plan  The Company launched a strategic review process in May 2016 at the direction of the Company’s Conflicts Committee to develop a business plan for the Company to operate independently of SunEdisonThe Company’s Conflicts Committee and Board of Directors reviewed the Company’s business plan under various scenarios, including the attendant execution risksThe business planning process addressed multiple areas, including:Business model ‒ Growth prospects ‒ Dividend targets Organization design ‒ Investment strategy ‒ Capital structureCompetitive position ‒ Project operations ‒ Corporate costsThe Company's financial advisors evaluated the strategic and financial implications of the Company’s plan to operate on a stand-alone basis (without a sponsor), and its resulting competitive position in the global market for renewable energy assetsAfter completion of this comprehensive review, the Conflicts Committee recommended and the Board of Directors authorized the exploration of strategic alternatives, including a potential sale of the Company and new sponsorship arrangements  6

Thorough Exploration of Strategic Alternatives

- **Strategic alternatives process announced on September 19, 2016**
  - The Company also announced on that date that it was prepared to enter into discussions with SunEdison to settle all intercompany claims on a schedule consistent with the strategic alternatives process
  - Settlement of claims is necessary for any party to transact with the Company
- **Process overview**
  - Collaborative process with SunEdison
  - 190 invitations to participate delivered to potential buyers or sponsors of the Company
  - More than 30 bidders entered into confidentiality agreements
  - 10 first-round bids submitted in October 2016
  - 9 second-round invitations extended by the Company
  - 5 final bids received, including offers to purchase the entire Company for cash as well as sponsorship proposals

TerraForm Global
7

Joint Process with SunEdison

- **SunEdison was involved in the marketing process due to:**
  - SunEdison's voting power
  - The need for SunEdison bankruptcy court approval for any SunEdison decision regarding a sale
  - The Conflicts Committee's belief that a coordinated process would yield a superior outcome
- **All Company interaction with SunEdison has been, and continues to be, at arm's length**
- **SunEdison's insolvency had been assessed and considered by the Conflicts Committee in weighing the various bidder proposals and stand-alone alternatives, but all decisions are being made based on what is in the best interest of all the Company's shareholders**

TerraForm GLOBAL

8

Settlement Agreement with SunEdison

- **Settlement Agreement negotiations with SunEdison ongoing since entering into an MOU on January 20, 2017**
- **Before entering into the MOU, the Conflicts Committee conducted a review and analysis of the Company's claims against SunEdison, as well as SunEdison's claims against the Company, with the advice of the Conflicts Committee's and the Company's legal counsel**
- **The Settlement Agreement was executed on March 6, 2017 and is subject to bankruptcy court approval**
- **Under the Settlement Agreement, the purchase price for the Company paid to all shareholders will be distributed 25% to SunEdison and 75% to Class A shareholders**
  - Immediately prior to the closing of the transaction, SunEdison will exchange all of its Class B shares and TerraForm Global, LLC Class B units for a number of Class A shares in TerraForm Global, Inc. equal to 25% of the then issued and outstanding Class A shares on a fully diluted basis
  - This 25%/75% split is beneficial to current Class A shareholders vs. pro rata distribution, representing the settlement of intercompany claims, IDRs and other factors
- **The Settlement Agreement is conditioned upon execution of a jointly-approved M&A transaction with Brookfield**

TerraForm GLOBAL
9

Exclusivity with Brookfield

- The Company entered into exclusivity with Brookfield on January 20, 2017 to explore a sale of the Company or sponsorship[(1)]
- In weighing strategic alternatives and considering various bidders, the Board evaluated value offered to shareholders, transaction certainty and speed to closing
- Brookfield was deemed to offer the highest per share cash price, flexibility with both cash and sponsorship proposals, and a track record of closing renewable energy acquisitions and obtaining prompt regulatory approvals
- The Company evaluated Brookfield's sponsorship proposal carefully, however Brookfield later retracted its sponsorship offer, stating that after completion of due diligence, they did not think the Company would be an attractive public vehicle
- During final transaction negotiations, Brookfield ultimately agreed to improve its cash acquisition price and to remove any conditionality relating to a transaction with TerraForm Power[(2)]

(1) Exclusivity granted through March 6, 2017.
(2) Brookfield increased its purchase price from $4.15 to $4.45 per share, before taking into account the exchange under the Settlement Agreement, which results in a purchase price of $5.10 per share.

TerraForm GLOBAL

10

Definitive Merger Agreement with Brookfield

- **On March 6, 2017, the Company and Brookfield entered into a definitive Merger Agreement**
- **Under the Merger Agreement, Brookfield will acquire 100% of the Company's Class A shares, following the exchange of SunEdison's Class B shares and TerraForm Global, LLC Class B units, for consideration of $5.10 per Class A share[(1)]**
- **At $5.10 per Class A share, the implied equity value of the Company is $787mm[(2)] and the enterprise value of the Company is $1,338mm[(3)]**
- **The Conflicts Committee recommended and the Board approved execution of the definitive Merger Agreement after determining that doing so was in the best interest of all Company shareholders**

(1) $5.10 is reflective of the pro-forma purchase price after SunEdison's 61.3M Class B shares and TerraForm Global, LLC Class B units are converted to 38.6M Class A shares pursuant to the Settlement Agreement.
(2) Equity value of $787mm is based on 154.3mm fully diluted shares, which is inclusive of 2.3mm outstanding RSUs and 0.4mm of forecasted RSUs issued prior to close.
(3) Enterprise value of $1,338mm is based on pro forma unrestricted cash of $697mm, pro forma consolidated debt (fair value) of $1,152mm and project-level minority interest of $96mm. Consolidated debt and unrestricted cash are pro forma for the closing of the BioTherm transaction.

TerraForm GLOBAL
11

Transaction Details  12

 Summary of Transaction and Settlement  Brookfield, together with its institutional partners, will purchase all outstanding Class A shares of the Company, following the exchange of SunEdison’s Class B shares and TerraForm Global, LLC Class B unitsThe Company’s shareholders will receive consideration of $5.10 in cash for each Class A shareThe Company has simultaneously entered into a Settlement Agreement with SunEdisonPursuant to the exchange provided for in the Settlement Agreement, SunEdison ownership will equal 25% of the issued and outstanding Class A shares on a fully diluted basis, as of immediately prior to the closing of the Merger(1) The Company has also entered into a Voting and Support Agreement with SunEdison and Brookfield pursuant to which SunEdison has agreed to vote its shares in favor of the transactionThe transaction has been approved by the Company’s Board of Directors, on the recommendation of the Conflicts CommitteeClosing of the transaction is subject to a shareholder vote, including approval by holders of a majority of Class A shares (excluding Class A shares owned by SunEdison and Brookfield), bankruptcy court approval, resolution of certain litigation against the Company and other customary approvals(2)  Does not include SUNE’s existing 2mm Class A shares.The parties have agreed to work in good faith to adjust the merger consideration if the litigation condition would not otherwise be satisfied.   13  NB: The final A shares SUNE receives for its Class B shares can change between signing and closing. Should we footnote?

 Rationale for Transaction Approval  14

 Rationale for Transaction Approval (1/2)  The Conflicts Committee and the Board of Directors evaluated a variety of alternatives and considered numerous factorsThe Company would face significant challenges in operating on a stand-alone basisBusiness model that focuses exclusively on emerging marketsSignificant macroeconomic risks and exposure to FX ratesLack of asset acquisition pipeline or a visible growth trajectoryDifficulty in accessing capital marketsNeed to cure defaults and comply with high yield covenants that would restrict cash reinvestment and dividend payments  15

 Rationale for Transaction Approval (2/2)  Brookfield’s strong financial position will allow it to close the Merger without any financing contingencyBoth Centerview Partners and Greentech Capital Advisors delivered opinions stating that based upon the assumptions provided in their written opinions, and information provided by the Company, the Merger consideration of $5.10 per Class A share is fair from a financial point of viewIn light of these and others factors, the Board, on the recommendation of the Conflicts Committee, determined that the Merger delivers the most value relative to other options, including the option to continue as a stand-alone company  16